Exhibit 1

Dear Shareholder,

We are excited about the future of ICC Holdings (the “Company”) and are executing on our strategy to create sustainable value for you and all our stakeholders. Our Board of Directors (the “Board”) and management team are committed to our mission of delivering the highest quality, customized insurance products and aggressive claims defense for our clients in the food and beverage industry.

Our Annual Meeting of Shareholders is scheduled for June 14, 2024. Your vote is especially important this year because a serial activist investor, the Stilwell Group (“Stilwell”), has nominated its principal, Joseph Stilwell, for election to the ICC Holdings Board. After careful consideration, your Board has determined that electing Mr. Stilwell as a director would not be in the best interests of all shareholders and in fact would put your investment at risk.

Your vote is important – no matter how many shares you own.

We urge you to vote FOR the three Board members up for re-election – James R. Dingman, John R. Klockau, and Gerald J. Pepping – on the enclosed WHITE proxy card TODAY.

We Are Executing on a Clear Strategy To Deliver Shareholder Value

✔

Over the last two years, we have reshaped our portfolio of risks to focus on new and existing high-quality business. This has been made possible by our maintenance of an “A-” financial strength rating, which is considered “excellent” and is the fourth highest out of fifteen possible ratings.

✔

We finished 2023 with significantly fewer open claims in comparison to the last four years, which is expected to result in a lower loss and settlement expense ratio in 2024. This will strengthen our reserve position and further improve profitability.

✔

Our investment portfolio continues to perform well and improve the Company’s competitive positioning. Increased rates and holdings in 2023 expanded our net investment income and we expect this trend to continue in 2024.

✔

Our highly qualified management team possesses on average more than 24 years of experience in the property and casualty insurance industry, which we have leveraged to expand our offerings and earnings potential.

✔

Since the third quarter of 2018, ICC Holdings has returned nearly $6 million to shareholders, representing ~12% of the Company’s market capitalization at the time the share buybacks were originally authorized.

✔	The Company’s core insurance business remains strong, its investments are performing well and its expansion into new states is expected to enhance premium growth in 2024.

Your Board Has the Right Experience and Expertise to Successfully Oversee the Company

✔	Your Board has the right mix of backgrounds and skillsets to oversee the Company’s strategy and ensure it is creating value for shareholders.

✔	More detailed biographies of our directors are contained in the enclosed proxy materials, but we would like to highlight here the qualifications of the three directors up for re-election this year:

o

James Dingman, Chair of the Investment Committee, possesses significant executive leadership and investment management experience as the former President and CEO of BankORION, an independent community bank, where his responsibilities included management of the bank’s investment portfolio.

o

John Klockau, Chair of the Reinsurance Committee, brings a valuable background in claims handling, risk management and executive leadership as the former President of Illinois Casualty Company for 20 years.

o

Gerald Pepping, Chair of the Board, brings deep legal and accounting experience as a former law partner as well as the demonstrated ability to lead the Board to address key priorities in his role as the chair.

Electing Joseph Stilwell Would Not Be in the Best Interests of Shareholders

●	The Stilwell Group frequently attacks companies, pushing what we believe is a short-term agenda – and, in our view, its interests do not align with your interests.

●

In our attempted engagement with Mr. Stilwell, he has provided no viable alternative strategies or ways to enhance shareholder value and appears more interested in simply gaining influence on the Board.

●	We believe that Mr. Stilwell does not possess relevant experience that would make him a superior choice to any of our incumbent directors or help the Board deliver enhanced value for shareholders.

●

Furthermore, the Stilwell Group has a concerning history including U.S. Securities and Exchange Commission ("SEC") allegations that the fund failed to properly disclose the existence, terms and potential conflicts of interests related to $20 million of its loans made among the funds that it controlled from 2003 to 2013. In a settlement agreement with the SEC, Mr. Stilwell accepted a one-year ban from associating with any broker or investment adviser, and agreed to pay $350,000 of civil fines and give up $239,157 in fees and interest.[1]

We encourage you to support the ICC Holdings Board and protect your investment by voting online, by phone or by mail, FOR current directors – James R. Dingman, John R. Klockau, and Gerald J. Pepping –using the WHITE proxy card.

Your Board strongly urges you to discard and NOT to vote using any GREEN proxy card sent to you by Stilwell. If you have already submitted a GREEN proxy card, you can revoke such proxy and vote for your Board’s nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage-paid envelope or by voting via Internet by following the instructions on your WHITE proxy card, WHITE voting instruction form or notice. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

If you have any questions or need further assistance, please contact our proxy solicitor, Alliance Advisors, toll-free at 888-991-1293 or by email at icch@allianceadvisors.com.

Thank you for your support.

Sincerely,

The ICC Holdings Board of Directors

1 https://www.reuters.com/article/idUSKBN0MC2DP/

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company's common shares trade on the NASDAQ Capital Market under the ticker symbol "ICCH". For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

Forward-Looking Statements

This letter, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company's, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as "believe," "plan," "seek," "expect," "intend," "estimate," "anticipate," "will," and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory, and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; expense and reputational impact on the Company as a result of expenses related to the continuing activities of an activist shareholder; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company's control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company's results, see the Company's filings with the Securities and Exchange Commission, "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," including "Forward-Looking Information," set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. No undue reliance should be placed on any forward-looking statements.

Important Additional Information Regarding Proxy Solicitation

ICC Holdings, Inc. (the “Company”) has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2024 Annual Meeting of Shareholders (the “Proxy Statement” and such meeting the “2024 Annual Meeting”). The Company, its directors, including its director nominees, and certain of its executive officers are participants in the solicitation of proxies from shareholders in connection with the 2024 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective direct or indirect interests in the Company by security holdings or otherwise and other information relating to the participants is set forth in the Company’s definitive proxy statement for the 2024 Annual Meeting of Shareholders, filed with the SEC on May 1, 2024 (the “2024 Proxy Statement”) and available at

https://www.sec.gov/Archives/edgar/data/0001681903/000143774924014092/icch20240426_defc14a.htm. Please refer to the sections captioned “Share Ownership of Certain Beneficial Owners,” “Proposal One: Election of Directors,” “Director Compensation,” “Executive Compensation Practices,” “Executive Compensation,” “Executive Management,” and “Certain Relationships and Related Transactions” and Appendix B in the 2024 Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S 2024 PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents, including the 2024 Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://ir.iccholdingsinc.com/.